QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.2

SUNCOR ENERGY INC.
TREASURY OFFERING OF COMMON SHARES	June 7, 2016

        An amended and restated preliminary short form prospectus containing important information relating to the securities described in this document has not yet been filed with the securities regulatory authorities in each of the provinces and territories of Canada. A copy of the amended and restated preliminary short form prospectus is required to be delivered to any investor that received this document and expressed an interest in acquiring the securities.

        There will not be any sale or any acceptance of an offer to buy the securities until a receipt for the final short form prospectus has been issued.

        This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the amended and restated preliminary short form prospectus, final short form prospectus and any amendment, for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

        This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ISSUER:	Suncor Energy Inc. (the "Company")
AMOUNT:	C$2,502,500,000
ISSUE:	71,500,000 common shares of the Company ("Common Shares")
ISSUE PRICE:	C$35.00 per Common Share
OVER-ALLOTMENT OPTION:

The underwriters will have an option to purchase up to an additional 15% of the Issue at the Issue Price to cover over-allotments, if any, and for market stabilization purposes, if any, exercisable in whole or in part at any time until 30 days after Closing.

USE OF PROCEEDS:

The net proceeds of the Issue will be used for the previously announced acquisition of an additional five percent interest in the Syncrude joint venture and to reduce certain outstanding indebtedness in order to provide ongoing balance sheet flexibility, including for opportunistic growth transactions that the Company may identify in the future.

LISTING:

The Common Shares trade on the Toronto Stock Exchange and the New York Stock Exchange under the symbol "SU". The Issuer has applied to list the issued Common Shares on the Toronto Stock Exchange and the New York Stock Exchange prior to Closing.

FORM OF OFFERING:

Public offering in all provinces and territories of Canada by way of a short form prospectus and in the United States pursuant to a registration statement under the Multijurisdictional Disclosure System.

FORM OF UNDERWRITING:	Bought, subject to customary "disaster out", "regulatory out" and "material adverse change out" clauses running to Closing.
ELIGIBILITY FOR INVESTMENT:	Eligible for RRSPs, RESPs, RRIFs, RDSPs, TFSAs and DPSPs.
BOOKRUNNERS:	TD Securities Inc., CIBC Capital Markets and J.P. Morgan Securities Canada Inc.
UNDERWRITING FEE:	3.25%
CLOSING:	June 22, 2016

        The offering will be made in the United States pursuant to the Multijurisdictional Disclosure System. A registration statement on Form F-10 relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or you may request it from TD Securities Inc. in Canada, Attention: Symcor, NPM (tel: 289-360-2009, email: sdcconfirms@td.com), 1625 Tech Avenue, Mississauga ON L4W 5P5; or you may request it from TD Securities (USA) LLC in the U.S. (tel: 212-827-7392), 31 W 52nd Street, New York NY 10019 or from CIBC Capital Markets in Canada, Attention: Michelene Dougherty (tel: 416-956-3636, email: michelene.dougherty@cibc.ca), 22 Front Street West, Mailroom, Toronto ON, M5J 2W5 or from CIBC Capital Markets in the U.S., Attention: Hector Cruz (tel: 800-282-0822, email: useprospectus@cibc.com), 425 Lexington Avenue, 5th floor, New York, NY or from J.P. Morgan (tel: 866-803-9204, email: prospectus-eq_fi@jpmchase.com).

QuickLinks

  Exhibit 3.2